News Release	Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com

Exhibit 99.1

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release:	Immediately
Airgas Appoints Robert M. McLaughlin as Chief Financial Officer
RADNOR, PA — October 3, 2006 — Airgas, Inc. (NYSE: ARG), the nation’s largest distributor of industrial, specialty, and medical gases and related products, today announced that Robert M. McLaughlin has been appointed senior vice president and chief financial officer, effective immediately.
McLaughlin, who has served as interim CFO since the resignation of Roger Millay on September 20, 2006, first joined Airgas in June 2001 as vice president — controller.
“We are pleased to promote Bob to CFO,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Bob has continuously demonstrated his strong financial leadership in many aspects of our business, including major initiatives, such as our Sarbanes Oxley compliance work, the conversion of the Company’s accounting systems, and the development of the Central Accounting Group to standardize accounts payable and general ledger functions.”
Prior to joining Airgas, McLaughlin had served as vice president-finance for Asbury Automotive Group, a multi-billion dollar automotive retailer. Before that, he served as vice president of finance and in other financial management roles with Unisource Worldwide, Inc., a multi-billion dollar international paper and industrial supply distribution company. McLaughlin, a Certified Public Accountant, began his career with Ernst & Young in 1979. He earned his bachelor’s degree in accounting from the University of Dayton.

“I am honored to serve as CFO for the industry leader and to work closely with Airgas leaders at every level to continue the progress we have made,” said McLaughlin. “In the past few years, we have put in place many important financial and operational disciplines that have helped our people succeed and our shareholders prosper. I look forward to meeting the challenges and opportunities ahead as we continue to move this organization forward.”
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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